Exhibit 99.1

Ollie’s Bargain Outlet Holdings, Inc. Reports
 Third Quarter Fiscal 2022 Financial Results

HARRISBURG, PA – December 7, 2022 – Ollie’s Bargain Outlet Holdings, Inc. (NASDAQ: OLLI) (the “Company”) today reported financial results for the third quarter ended October 29, 2022.

Third Quarter Summary:

•	Total net sales increased 9.0% to $418.1 million.

•	Comparable store sales increased 1.9%.

•	The Company opened 15 new stores and closed one store, ending the quarter with 463 stores in 29 states, a year-over-year increase in store count of 8.7%.

•	Operating income decreased 2.3% to $29.5 million and operating margin decreased 80 basis points to 7.1%.

•	Net income was $23.1 million, or $0.37 per diluted share, as compared with $23.2 million, or $0.36 per diluted share, in the prior year.

•	Adjusted net income(1) was $23.0 million, or $0.37 per diluted share, as compared with prior year adjusted net income of $22.0 million, or $0.34 per diluted share.

•	Adjusted EBITDA(1) increased 4.1% to $39.5 million and adjusted EBITDA margin(1) decreased 50 basis points to 9.4%.

John Swygert, President and Chief Executive Officer, stated, “During the quarter, we delivered a significant improvement in our gross profit margin rate compared to our first half performance. Our results reflect another positive comparable store sales report with a 1.9% increase over last year.  While we are pleased with the underlying sales trends, we did experience a softness in sales the last two weeks of October, which impacted our overall results for the quarter.”

“Although we have seen an improvement in sales trends since October, we are operating in a highly promotional and inflationary environment. Despite these challenging times, we are going to control what we can control, staying laser focused on running a great business.  We are built for this and believe we are well positioned to deliver great deals to our customers and drive long-term shareholder value,” Mr. Swygert concluded.

(1)
As used throughout this release, adjusted net income, adjusted net income per diluted share, EBITDA, adjusted EBITDA and adjusted EBITDA margin are not measures recognized under U.S. generally accepted accounting principles (“GAAP”). Please see the accompanying financial tables which reconcile GAAP to these non-GAAP measures.

Third Quarter Results

Net sales increased 9.0% to $418.1 million in the third quarter of fiscal 2022 as compared with net sales of $383.5 million in the third quarter of fiscal 2021.  The increase in net sales was the result of a comparable store sales increase of 1.9% in addition to new store unit growth.

Gross profit increased 7.9% to $164.7 million in the third quarter of fiscal 2022 from $152.6 million in the third quarter of fiscal 2021. Gross margin decreased 40 basis points to 39.4% in the third quarter of fiscal 2022 from 39.8% in the third quarter of fiscal 2021. The decrease in gross margin in the third quarter of fiscal 2022 is primarily related to increased supply chain costs and a slight decrease in the merchandise margin.

Selling, general, and administrative expenses increased 9.4% to $124.8 million in the third quarter of fiscal 2022 from $114.0 million in the third quarter of fiscal 2021, primarily driven by an increased number of stores and higher selling costs.  As a percentage of net sales, SG&A increased 20 basis points to 29.9% in the third quarter of fiscal 2022 from 29.7% in the third quarter of fiscal 2021.  The increase was primarily related to deleveraging on fixed expenses primarily due to higher selling costs, partially offset by continued tight expense controls.

Pre-opening expenses for new stores increased to $4.5 million in the third quarter of fiscal 2022 from $3.3 million in the third quarter of fiscal 2021 due to the timing of new stores. As a percentage of net sales, pre-opening expenses increased 20 basis points to 1.1% in the third quarter of fiscal 2022 from 0.9% in the third quarter of fiscal 2021.

Operating income decreased 2.3% to $29.5 million in the third quarter of fiscal 2022 from $30.2 million in the third quarter of fiscal 2021.  Operating margin decreased 80 basis points to 7.1% in the third quarter of fiscal 2022 from 7.9% in the third quarter of fiscal 2021 primarily due to the decrease in gross margin due to higher supply chain costs, a slightly lower merchandise margin, and higher selling costs as noted above.

Net income decreased 0.4% to $23.1 million, or $0.37 per diluted share, in the third quarter of fiscal 2022 compared with net income of $23.2 million, or $0.36 per diluted share, in the third quarter of fiscal 2021. Adjusted net income(1), which excludes excess tax benefits related to stock based compensation, increased 4.6% to $23.0 million, or $0.37 per diluted share, in the third quarter of fiscal 2022 from $22.0 million, or $0.34 per diluted share, in the third quarter of fiscal 2021.

Adjusted EBITDA(1) increased 4.1% to $39.5 million in the third quarter of fiscal 2022 from $37.9 million in the third quarter of fiscal 2021.  Adjusted EBITDA margin(1) decreased 50 basis points to 9.4% in the third quarter of fiscal 2022 from 9.9% in the third quarter of fiscal 2021.  Adjusted EBITDA excludes non-cash stock-based compensation expense and gives effect to gains from insurance settlements.

Balance Sheet and Cash Flow Highlights

The Company's cash and cash equivalents balance as of the end of the third quarter of fiscal 2022 was $182.1 million compared with $229.7 million as of the end of the third quarter of fiscal 2021.  The Company had no borrowings outstanding under its $100 million revolving credit facility and $92.7 million of availability under the facility as of the end of the third quarter of fiscal 2022. The Company ended the period with total borrowings, consisting solely of finance lease obligations, of $1.5 million as of the end of the third quarter of fiscal 2022.

Inventories as of the end of the third quarter of fiscal 2022 increased 11.0% to $523.7 million compared with $471.8 million as of the end of the third quarter of fiscal 2021, with the change attributable to increased number of stores, the timing of merchandise receipts, and increased supply chain costs.

Capital expenditures in the third quarter of fiscal 2022 totaled $15.2 million compared with $11.9 million in the third quarter of fiscal 2021.

During the third quarter of fiscal 2022, the Company invested $20.0 million of cash to repurchase 364,320 shares of its common stock. As of the end of the third quarter, the Company had $150.0 million remaining under our share repurchase authorization.

Fiscal 2022 Outlook

The Company estimates the following:

For full-year fiscal 2022 updated to reflect its third quarter results, now estimating the following:

•	Total net sales of $1.817 billion to $1.827 billion;

•	Comparable store sales ranging from -3.8% to -3.3%;

•	The opening of 40 new stores, less two relocations and one closure;

•	Gross margin of approximately 36.1% to 36.2%

•	Operating income of $129.5 million to $133.5 million;

•	Adjusted net income(2) of $98.8 million to $101.8 million and adjusted net income per diluted share(2) of $1.57 to $1.62, both of which exclude excess tax benefits related to stock-based compensation;

•	An effective tax rate of 24.0%, which excludes excess tax benefits related to stock-based compensation;

•	Diluted weighted average shares outstanding of 63.0 million; and

•
Capital expenditures in the range of $55 million, primarily for new stores, the expansion of the Company’s York, PA distribution center, costs related to our fourth distribution center, store-level initiatives, and IT projects.

For the fourth quarter of fiscal 2022:

•	Total net sales of $540.0 million to $550.0 million;

•	Comparable store sales ranging from flat to 2.0%;

•	Gross margin of approximately 38.2% to 38.4%;

•	Operating income of $66.0 million to $70.0 million; and

•	Adjusted net income(2) of $49.0 million to $52.0 million and adjusted net income per diluted share(2) of $0.78 to $0.83, both of which exclude excess tax benefits related to stock-based compensation.

(2)
The guidance ranges as provided for adjusted net income and adjusted net income per diluted share exclude the excess tax benefits related to stock-based compensation as the Company cannot predict such estimates without unreasonable effort.

Conference Call Information

A conference call to discuss third quarter fiscal 2022 financial results is scheduled for today, December 7, 2022, at 8:30 a.m. Eastern Time. To access the live conference call, please pre-register here. Registrants will receive a confirmation with dial-in instructions. Interested parties can also listen to a live webcast or replay of the conference call by logging on to the Investor Relations section on the Company’s website at http://investors.ollies.us/.  The replay of the conference call webcast will be available at the investor relations website for one year.

About Ollie’s

We are a highly differentiated and fast growing, extreme value retailer of brand name merchandise at drastically reduced prices. We are known for our assortment of merchandise offered as Good Stuff Cheap®.  We offer name brand products, Real Brands! Real Bargains!®, in every department, including housewares, food, books and stationery, bed and bath, floor coverings, toys, health and beauty aids and other categories.  We currently operate 467 stores in 29 states throughout half of the United States. For more information, visit www.ollies.us.

Forward-Looking Statements1

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections, the outlook for the Company’s future business, prospects, financial performance, including our fiscal 2022 business outlook or financial guidance, and industry outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, capital market conditions, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions, including, but not limited to, supply chain challenges, legislation, national trade policy, and the following: our failure to adequately procure and manage our inventory, anticipate consumer demand or achieve favorable product margins; changes in consumer confidence and spending; risks associated with our status as a “brick and mortar” only retailer; risks associated with intense competition; our failure to open new profitable stores, or successfully enter new markets, on a timely basis or at all; the risks associated with doing business with international manufacturers and suppliers including, but not limited to, potential increases in tariffs on imported goods; outbreak of viruses, global health epidemics, pandemics, or widespread illness, including the continued impact of COVID-19 and continuing or renewed regulatory responses thereto; our inability to operate our stores due to civil unrest and related protests or disturbances; our failure to properly hire and to retain key personnel and other qualified personnel; changes in market levels of wages; risks associated with cybersecurity events and the timely and effective deployment, protection and defense of computer networks and other electronic systems, including email; our inability to obtain favorable lease terms for our properties; the failure to timely acquire, develop and open, the loss of, or disruption or interruption in the operations of, our centralized distribution centers; fluctuations in comparable store sales and results of operations, including on a quarterly basis; risks associated with our lack of operations in the growing online retail marketplace; risks associated with litigation, the expense of defense, and potential for adverse outcomes; our inability to successfully develop or implement our marketing, advertising and promotional efforts; the seasonal nature of our business; risks associated with natural disasters, whether or not caused by climate change; changes in government regulations, procedures and requirements; and our ability to service indebtedness and to comply with our financial covenants together with each of the other factors set forth under the heading “Risk Factors” in our filings with the United States Securities and Exchange Commission (“SEC”). Any forward-looking statement made by us in this press release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. Ollie’s undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.  You are advised, however, to consult any further disclosures we make on related subjects in our public announcements and SEC filings.

Investor Contact:
Lyn Walther
ICR
646-200-8887
Lyn.Walther@icrinc.com

Media Contact:
Tom Kuypers
Senior Vice President – Marketing & Advertising
717-657-2300
tkuypers@ollies.us

Ollie’s Bargain Outlet Holdings, Inc.

Condensed Consolidated Statements of Income

(In thousands except for per share amounts)

(Unaudited)

	Thirteen weeks ended		Thirty-nine weeks ended
	October 29, 2022	October 30, 2021	October 29, 2022	October 30, 2021
Condensed consolidated statements of income data:
Net sales	$418,072	$383,487	$1,277,220	$1,251,860
Cost of sales	253,396	230,927	827,609	753,655
Gross profit	164,676	152,560	449,611	498,205
Selling, general and administrative expenses	124,810	114,048	359,549	328,537
Depreciation and amortization expenses	5,872	4,956	16,698	14,109
Pre-opening expenses	4,462	3,343	10,142	8,419
Operating income	29,532	30,213	63,222	147,140
Interest (income) expense, net	(866)	70	(880)	111
Income before income taxes	30,398	30,143	64,102	147,029
Income tax expense	7,316	6,958	14,400	34,301
Net income	$23,082	$23,185	$49,702	$112,728
Earnings per common share:
Basic	$0.37	$0.36	$0.79	$1.74
Diluted	$0.37	$0.36	$0.79	$1.72
Weighted average common shares outstanding:
Basic	62,507	63,915	62,603	64,909
Diluted	62,751	64,298	62,810	65,414

Percentage of net sales (1):
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	60.6	60.2	64.8	60.2
Gross profit	39.4	39.8	35.2	39.8
Selling, general and administrative expenses	29.9	29.7	28.2	26.2
Depreciation and amortization expenses	1.4	1.3	1.3	1.1
Pre-opening expenses	1.1	0.9	0.8	0.7
Operating income	7.1	7.9	4.9	11.8
Interest (income) expense, net	(0.2)	-	(0.1)	-
Income before income taxes	7.3	7.9	5.0	11.7
Income tax expense	1.7	1.8	1.1	2.7
Net income	5.5%	6.0%	3.9%	9.0%

(1)	Components may not add to totals due to rounding.

Ollie’s Bargain Outlet Holdings, Inc.
Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

Assets	October 29, 2022	October 30, 2021
Current assets:
Cash and cash equivalents	$182,104	$229,726
Inventories	523,728	471,800
Accounts receivable	1,363	603
Prepaid expenses and other current assets	7,157	10,386
Total current assets	714,352	712,515
Property and equipment, net	170,133	146,675
Operating lease right-of-use assets	447,922	409,665
Goodwill	444,850	444,850
Trade name	230,559	230,559
Other assets	2,152	2,299
Total assets	$2,009,968	$1,946,563
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$445	$353
Accounts payable	83,210	121,893
Current portion of operating lease liabilities	81,589	73,837
Accrued expenses and other current liabilities	86,949	78,513
Total current liabilities	252,193	274,596
Revolving credit facility	-	-
Long-term debt	1,006	724
Deferred income taxes	65,418	66,416
Long-term portion of operating lease liabilities	373,228	344,344
Other long-term liabilities	1	3
Total liabilities	691,846	686,083
Stockholders’ equity:
Common stock	67	66
Additional paid-in capital	674,958	661,787
Retained earnings	933,424	838,995
Treasury - common stock	(290,327)	(240,368)
Total stockholders’ equity	1,318,122	1,260,480
Total liabilities and stockholders’ equity	$2,009,968	$1,946,563

Ollie’s Bargain Outlet Holdings, Inc.
Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Thirteen weeks ended		Thirty-nine weeks ended
	October 29, 2022	October 30, 2021	October 29, 2022	October 30, 2021
Net cash (used in) provided by operating activities	$(2,976)	$(39,155)	$979	$2,691
Net cash used in investing activities	(15,123)	(11,766)	(38,626)	(26,513)
Net cash used in financing activities	(17,840)	(163,615)	(27,226)	(193,578)
Net decrease in cash and cash equivalents	(35,939)	(214,536)	(64,873)	(217,400)
Cash and cash equivalents at beginning of period	218,043	444,262	246,977	447,126
Cash and cash equivalents at end of period	$182,104	$229,726	$182,104	$229,726

Ollie’s Bargain Outlet Holdings, Inc.

Supplemental Information

Reconciliation of GAAP to Non-GAAP Financial Measures

(Dollars in thousands)

(Unaudited)

The Company reports its financial results in accordance with GAAP. We have included the non-GAAP measures of adjusted operating income, adjusted operating income margin, EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted net income per diluted share in this press release as these are key measures used by our management and our board of directors to evaluate our operating performance and the effectiveness of our business strategies, make budgeting decisions, and evaluate compensation decisions. Management believes it is useful to investors and analysts to evaluate these non-GAAP measures on the same basis as management uses to evaluate the Company’s operating results. We believe that excluding items that may not be indicative of, or are unrelated to, our core operating results, and that may vary in frequency or magnitude from net income and net income per diluted share, enhances the comparability of our results and provides a better baseline for analyzing trends in our business.

The tables below reconcile the most directly comparable GAAP measure to non-GAAP financial measures: operating income to adjusted operating income, net income to adjusted net income, net income per diluted share to adjusted net income per diluted share, and net income to EBITDA and adjusted EBITDA.

Adjusted net income and adjusted net income per diluted share exclude excess tax benefits related to stock-based compensation, which may not occur with the same frequency or magnitude in future periods. We define EBITDA as net income before net interest income or expense, depreciation and amortization expenses and income taxes. Adjusted EBITDA represents EBITDA as further adjusted for non-cash stock-based compensation expense.

Non-GAAP financial measures should be viewed as supplementing, and not as an alternative to or substitute for, the Company’s financial results prepared in accordance with GAAP. Certain of the items that may be excluded or included in non-GAAP financial measures may be significant items that could impact the Company's financial position, results of operations and cash flows and should therefore be considered in assessing the Company's actual financial condition and performance. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies.

Reconciliation of GAAP operating income to adjusted net income

	Thirteen weeks ended		Thirty-nine weeks ended
	October 29, 2022	October 30, 2021	October 29, 2022	October 30, 2021
Operating income	$29,532	$30,213	$63,222	$147,140
Gain from insurance settlement	-	(312)	-	(312)
Adjusted operating income	$29,532	$29,901	$63,222	$146,828

Ollie’s Bargain Outlet Holdings, Inc.
Supplemental Information

Reconciliation of GAAP to Non-GAAP Financial Measures

 (In thousands except for per share amounts)

 (Unaudited)

Reconciliation of GAAP net income to adjusted net income

	Thirteen weeks ended		Thirty-nine weeks ended
	October 29, 2022	October 30, 2021	October 29, 2022	October 30, 2021
Net income	$23,082	$23,185	$49,702	$112,728
Gain from insurance settlement	-	(312)	-	(312)
Adjustment to provision for income taxes(1)	-	80	-	80
Excess tax benefits related to stock-based compensation(1)	(78)	(961)	(282)	(3,414)
Adjusted net income	$23,004	$21,992	$49,420	$109,082

(1)	Amount represents the impact from the recognition of excess tax benefits pursuant to Accounting Standards Update 2016-09, Stock Compensation.

Reconciliation of GAAP net income per diluted share to adjusted net income per diluted share

	Thirteen weeks ended		Thirty-nine weeks ended
	October 29, 2022	October 30, 2021	October 29, 2022	October 30, 2021
Net income per diluted share	$0.37	$0.36	$0.79	$1.72
Adjustments as noted above, per dilutive share:
Gain from insurance settlement, net of taxes	-	-	-	-
Adjustment to provision for income taxes(1)	-	-	-	-
Excess tax benefits related to stock-based compensation(1)	-	(0.01)	-	(0.05)
Adjusted net income per diluted share (1)	$0.37	$0.34	$0.79	$1.67

Diluted weighted-average common shares outstanding	62,751	64,298	62,810	65,414

(1)	Totals may not foot due to rounding

Ollie’s Bargain Outlet Holdings, Inc.
Supplemental Information

Reconciliation of GAAP to Non-GAAP Financial Measures

 (Dollars in thousands)

 (Unaudited)

Reconciliation of GAAP net income to EBITDA and adjusted EBITDA

	Thirteen weeks ended		Thirty-nine weeks ended
	October 29, 2022	October 30, 2021	October 29, 2022	October 30, 2021
Net income	$23,082	$23,185	$49,702	$112,728
Interest (income) expense, net	(866)	70	(880)	111
Depreciation and amortization expenses	7,362	6,398	21,123	18,410
Income tax expense	7,316	6,958	14,400	34,301
EBITDA	36,894	36,611	84,345	165,550
Non-cash stock-based compensation expense	2,590	1,627	7,313	5,959
Gain from insurance settlement	-	(312)	-	(312)
Adjusted EBITDA	$39,484	$37,926	$91,658	$171,197

 Key Statistics

	Thirteen weeks ended		Thirty-nine weeks ended
	October 29, 2022	October 30, 2021	October 29, 2022	October 30, 2021

Number of stores open at the beginning of period	449	409	431	388
Number of new stores	15	18	35	41
Number of closed stores	(1)	(1)	(3)	(3)
Number of stores open at end of period	463	426	463	426

Average net sales per store (1)	$915	$916	$2,864	$3,089
Comparable stores sales change	1.9%	(15.5)%	(5.4)%	(11.3)%
Comparable store count – end of period	405	363	405	363

(1)	Average net sales per store represents the weighted average of total net weekly sales divided by the number of stores open at the end of each week for the respective periods presented.